Exhibit 99.1

Aug. 25, 2004	CONTACT:	Randy Wheeless
	Phone:	704/382-8379
	24-Hour:	704/382-8333

ROGER AGNELLI NAMED TO DUKE ENERGY BOARD OF DIRECTORS

CHARLOTTE, N.C. – Roger Agnelli, chief executive officer of the Brazilian firm, Companhia Vale de Rio Doce (CVRD), has been named to the Duke Energy board of directors pending regulatory approval. CVRD is a global mining company and the world’s largest producer of iron ore.

“One of our objectives for this year was to increase the breadth and depth of the skills and backgrounds represented by the board,” said Duke Energy Chairman of the Board and Chief Executive Officer Paul Anderson. “Mr. Agnelli represents a significant step in achieving this objective. His commercial experience gives him familiarity with the energy business, and his position in Latin America will be highly valuable in assessing our business in that part of the world.”

For 20 years, Agnelli held several positions at Bradesco, a Brazilian financial conglomerate. In 2000, he joined CVRD as chairman of the board of directors – becoming the chief executive officer in 2001.

Agnelli earned his university degree in economics at Armando Alvares Penteado in São Paulo, Brazil, in 1981.

Agnelli’s appointment will become effective upon approval by the Federal Energy Regulatory Commission, since he holds a directorship at Swiss-based ABB Ltd. – a supplier of equipment to the electric utility Duke Power.

Duke Energy is a diversified energy company with a portfolio of natural gas and electric businesses, both regulated and unregulated, and an affiliated real estate company. Duke Energy supplies, delivers and processes energy for customers in North America and selected international markets. In 2004, the company celebrates a century of service with the 100th anniversary of its electric utility Duke Power. Headquartered in Charlotte, N.C., Duke Energy is a Fortune 500 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: http://www.duke-energy.com.